UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 5, 2015

ZS Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36489	26-3305698
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Park Place, Suite 300 San Mateo, California	94063
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 458-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 5, 2015, ZS Pharma, Inc. (“ZS Pharma” or the “Company”) entered into an agreement and plan of merger (“Merger Agreement”) with Zeneca, Inc. (“Parent”) and Zanzibar Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will commence an offer to purchase all of the outstanding shares of the Company’s common stock (the “Shares”) at a purchase price of $90.00 per share in cash (the “Offer”). Following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”).

The consummation of the Offer and the Merger are subject to certain closing conditions, including the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The consummation of the Offer is conditioned on Merger Sub acquiring a majority of the Shares. The Merger Agreement contains certain representations and warranties of the Company, Parent and Merger Sub. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company, Parent and Merger Sub and may be subject to important qualifications and limitations agreed to by those parties in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally available to stockholders or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts.

Concurrently with the execution of the Merger Agreement, certain stockholders of the Company entered into a tender and support agreement (the “Support Agreement”) with Parent and Merger Sub. Pursuant to the terms of the Support Agreement, these stockholders agreed to tender their Shares in the Offer, to not solicit any other acquisition proposals and to vote their Shares against any competing acquisition proposals. The Shares subject to the Support Agreement comprise approximately 24.7% of all outstanding Shares. The Support Agreement will terminate in certain circumstances, including upon termination of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On November 5, 2015, Parent issued a press release announcing the execution of the Merger Agreement, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION

2.1	Agreement and Plan of Merger

99.1	Press Release

Note to Security Holders

The tender offer for shares of ZS Pharma referred to in this current report on Form 8-K has not commenced. This report and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Parent will file a tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) with the U.S. Securities and Exchange Commission (SEC) and ZS Pharma will file with the SEC a solicitation/recommendation statement with respect to the offer. Stockholders of ZS Pharma are strongly advised to read the tender offer statement and the related solicitation/recommendation statement, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of ZS Pharma at no expense to them. These documents will be available at no charge on the SEC’s web site at http://www.sec.gov.

Forward-Looking Statements

This current report contains forward-looking statements of ZS Pharma that are not historical facts. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Various factors may cause differences between current expectations and actual results. These factors include risks and uncertainties associated with the tender offer, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of ZS Pharma’s stockholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause ZS Pharma’s actual results to differ materially from those expressed or implied in the forward-looking statements in this current report are discussed in ZS Pharma’s filings with the SEC, including the “Risk Factors” sections of ZS Pharma’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. ZS Pharma expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in ZS Pharma’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this current report are qualified in their entirety by this cautionary statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZS PHARMA, INC.

Date: November 5, 2015	By:	/s/ Mark Asbury
Mark Asbury
Chief Legal Officer

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